Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to (i) the Avanex Corporation 1998 Stock Plan, as amended; (ii) the Avanex Corporation 1999 Director Option Plan, as amended; and (iii) the Holographix Inc. 2000 Stock Option Plan, as amended, of our reports dated August 29, 2008 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Oclaro, Inc. (formerly known as Bookham, Inc.) for the year ended June 28, 2008 contained in the Annual Report of Oclaro, Inc. (formerly known as Bookham, Inc.) on Form 10-K filed with the Securities and Exchange Commission on September 5, 2008.

/s/ GRANT THORNTON LLP
San Francisco, CA
May 4, 2009